                                                                   Exhibit 10.11
                                                                   -------------

________________________________________________________________________________







                             OUTSOURCING AGREEMENT



                                 BY AND BETWEEN



                         MARSHALL & ILSLEY CORPORATION
              acting on behalf of its Subsidiaries and Affiliates



                                      and



                             METAVANTE CORPORATION



                                  DATED AS OF

                                  July 1, 2000

                                       i
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                               TABLE OF CONTENTS
                               -----------------

                                                                                               Page
                                                                                              ------

1.   DEFINITIONS............................................................................   1
   1.1   Definitions........................................................................   1
   1.2   References.........................................................................   1
   1.3   Interpretation.....................................................................   1
2.   TERM...................................................................................   1
   2.1   Initial Term.......................................................................   1
   2.2   Extensions.........................................................................   1
3.   APPOINTMENT............................................................................   1
   3.1   Performance by Metavante Affiliates or Subcontractors..............................   1
   3.2   Third Party Products/Services......................................................   1
   3.3   Proper Instructions................................................................   1
 4.  INTENTIONALLY OMITTED..................................................................   1
 5.  SERVICES...............................................................................   1
   5.1   Banking Application Services.......................................................   1
   5.2   e-Pathway and Retail Delivery Services.............................................   2
   5.3   Electronic Funds Delivery..........................................................   2
   5.4   New Services.......................................................................   2
   5.5   Trust Services.....................................................................   2
 6.  FEES...................................................................................   2
   6.1   Fee Structure......................................................................   2
   6.2   Pricing and Operational Assumptions................................................   2
   6.3   EFD Services.......................................................................   2
   6.4   Training and Education.............................................................   2
   6.5   Excluded Costs.....................................................................   2
   6.6   Disputed Amounts...................................................................   3
   6.7   Terms of Payment...................................................................   3
   6.8   Modification of Terms and Pricing..................................................   3
 7.  PERFORMANCE WARRANTY/EXCLUSIVE REMEDY/DISCLAIMER OF ALL OTHER WARRANTIES...............   3
   7.1   Performance Warranty...............................................................   3
   7.2   Performance Standards..............................................................   3
   7.3   Performance Warranty Exclusions....................................................   3
   7.4   Notice of and Correction of Defects................................................   3
   7.4   Backup Remedy......................................................................   3
   7.5   DISCLAIMER OF ALL OTHER WARRANTIES.................................................   3
8.   MODIFICATION OR PARTIAL TERMINATION....................................................   3
   8.1   Modifications to Services..........................................................   3
   8.2   PARTIAL TERMINATION BY.............................................................   3
   8.3   Partial Termination by Customer....................................................   4
   8.4   Ownership and Proprietary Rights...................................................   4
9.   TERMINATION............................................................................   4
   9.1   Early Termination..................................................................   4
   9.2   For Cause..........................................................................   4
   9.3   For Insolvency.....................................................................   4
   9.4   For Force Majeure..................................................................   4
   9.5   For Assignment.....................................................................   4
10.  SERVICES FOLLOWING TERMINATION.........................................................   4
  10.1   Termination Assistance.............................................................   4
  10.2   Continuation of Services...........................................................   4

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
11.  LIMITATION OF LIABILITY/MAXIMUM DAMAGES ALLOWED........................................   4
  11.1  Equitable Relief....................................................................   4
  11.2  Exclusion of Incidental and Consequential Damages...................................   4
  11.3  Maximum Damages Allowed.............................................................   5
  11.4  Statute of Limitations..............................................................   5
  11.5  Economic Loss Waiver................................................................   5
  11.6  Liquidated Damages..................................................................   5
  11.7  Essential Elements..................................................................   5
12.  INSURANCE AND INDEMNITY................................................................   5
  12.1  Insurance...........................................................................   5
  12.2  Indemnity...........................................................................   5
  12.3  Indemnification Procedures..........................................................   5
13.  DISPUTE RESOLUTION.....................................................................   5
  13.1  Representatives of Parties..........................................................   6
  13.2  Arbitration.........................................................................   6
  13.3  Continuity of Performance...........................................................   6
14.  AUTHORITY..............................................................................   6
  14.1  By..................................................................................   6
  14.2  By Customer.........................................................................   6
15.  CONFIDENTIALITY AND OWNERSHIP..........................................................   6
  15.1  Customer Data.......................................................................   6
  15.2  Metavante Systems...................................................................   6
  15.3  Confidential Information............................................................   6
  15.4  Obligations of the Parties..........................................................   6
  15.5  Security............................................................................   6
16.  MANAGEMENT OF PROJECT..................................................................   7
  16.1  Account Representatives.............................................................   7
  16.2  Development Projects and Technical Support..........................................   7
17.  REGULATORY COMPLIANCE..................................................................   7
18.  DISASTER RECOVERY......................................................................   8
  18.1  Services Continuity Plan............................................................   8
  18.2  Relocation..........................................................................   8
  18.3  Resumption of Services..............................................................   8
  18.4  Annual Test.........................................................................   8
19.  GENERAL TERMS AND CONDITIONS...........................................................   8
  19.1  Transmission of Data................................................................   8
  19.2  Equipment and Network...............................................................   8
  19.3  Reliance on Data....................................................................   8
  19.4  Data Backup.........................................................................   8
  19.5  Balancing and Controls..............................................................   8
  19.6  Use of Services.....................................................................   8
  19.7  Regulatory Assurances...............................................................   8
  19.8  IRS Filing..........................................................................   9
  19.9  Affiliates..........................................................................   9
 19.10    Future Acquisitions...............................................................   9
20.  MISCELLANEOUS PROVISIONS...............................................................   9
  20.1  Governing Law.......................................................................   9
  20.2  Venue and Jurisdiction..............................................................   9
  20.3  Entire Agreement; Amendments........................................................   9
  20.4  Assignment..........................................................................   9
  20.5  Relationship of Parties.............................................................  10

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
  20.6   Notices.............................................................................  10
  20.7   Headings............................................................................  10
  20.8   Counterparts........................................................................  10
  20.9   Waiver..............................................................................  10
  20.10  Severability........................................................................  10
  20.11  Attorneys' Fees and Costs...........................................................  10
  20.12  Publicity...........................................................................  10
  20.13  No Third Party Beneficiaries........................................................  10
  20.14  Force Majeure.......................................................................  11
  20.15  Construction........................................................................  11
  20.16  Waiver of Jury Trial................................................................  11
  20.17  Nonsolicitation.....................................................................  11

Schedules

1.1      Definitions
1.2      Customer Affiliates
5.1A     Core Services
5.1B     Loan Origination Services
5.1C     Connectware
5.1D     ACH Services
5.1E     Data Warehouse Services
5.1F     Credit Services
5.2A     DirectPC Services
5.2B     Consumer Internet Banking Services
5.2D     Business E-Banking Services
5.2E     Cash Express Services
5.2F     Payment Processing Services
5.3A     Card Services
5.3B     EFD Services
5.3C     Merchant E-Commerce Services
5.5      Trust Services
6.1      Fee Schedule
7.1      Performance Standards
9.1      Termination Fee


Exhibits
--------

A    Attorney-in-Fact Appointment
B    Affidavit

                             OUTSOURCING AGREEMENT

     This Outsourcing Agreement ("Agreement") is made as of the 1st day of July, 2000, by and between Marshall & Ilsley Corporation, a Wisconsin corporation ("Customer") and Metavante Corporation, a Wisconsin corporation ("Metavante").

     In consideration of the payments to be made and services to be performed hereunder, the parties agree as follows:

1.      DEFINITIONS

        1.1. Definitions. The defined terms of this Agreement shall have the
             -----------
meaning ascribed to them on attached Schedule 1.1.
                                     ------------

        1.2. References. In this Agreement and the schedules and exhibits
             ----------
attached hereto, which are hereby incorporated and deemed a part of this Agreement, references and mention of the word "include" and "including" shall mean "includes, without limitation" and "including, without limitation," as applicable.

        1.3. Interpretation. In the event of a conflict between this Agreement
             --------------
and the terms of any exhibits and schedules attached hereto, the terms of the schedules and exhibits shall prevail and control the interpretation of the Agreement. The exhibits and schedules together with the Agreement shall be interpreted as a single document.

2.      TERM

        2.1. Initial Term. This Agreement shall commence on the Effective Date
             ------------
and end on the seventh (7/th/) anniversary of the last day of the month in which the Effective Date occurs ("Initial Term") provided that, during the ninety (90) day period commencing on the fifth (5/th/) anniversary of the last day of the month in which the Effective Date occurs, Customer may terminate this entire Agreement or terminate any of the Services then received by Customer without payment of a Termination Fee upon providing one hundred eighty (180) days written notice to Metavante. Failure to provide timely notice during said ninety
(90) day period shall void Customer's option specified above.

        2.2. Extensions. Unless this Agreement has been earlier terminated, at
             ----------
least one (1) year prior to the expiration of the Initial Term, Metavante shall submit to Customer a written proposal for renewal of this Agreement. Customer will respond to such proposal within three (3) months following receipt and inform Metavante in writing whether or not Customer desires to renew this Agreement. If Metavante and Customer are unable to agree upon the terms for renewal of this Agreement at least six (6) months prior to the expiration of the Initial Term, then this Agreement shall be automatically renewed for one (1) twelve-month period under the same terms and conditions, including price. Thereafter, this Agreement shall expire unless further renewed in writing by the parties.

3.      APPOINTMENT

        3.1. Performance by Metavante Affiliates or Subcontractors. Customer
             -----------------------------------------------------
understands and agrees that the actual performance of the Services may be made by, and/or software used by Metavante to provide the Services may be licensed from Affiliates of Metavante, or subcontractors of Metavante or its Affiliates (collectively, the "Eligible Providers"). For purposes of this Agreement, performance of the Services by any Eligible Provider shall be deemed performance by Metavante itself. Metavante shall remain fully responsible for the performance or non-performance of each Eligible Provider under this Agreement, to the same extent if Metavante itself performed or failed to perform such services. Customer agrees to look solely to Metavante, and not to any Eligible Providers, for satisfaction of any claims Customer may have arising out of or in connection with this Agreement or the performance or non-performance of Services.

        3.2. Third Party Products/Services. The parties acknowledge that certain
             -----------------------------
services and products necessary for the performance of the Services are being, and in the future may be, provided by Third Parties who will contract directly with Customer,. Metavante shall have no liability to Customer for information and products supplied by, or services performed by, such Third Parties in conjunction with the Services.

        3.3. Proper Instructions. "Proper Instructions" shall mean those
             -------------------
instructions sent to Metavante by letter, memorandum, telegram, cable, telex, telecopy facsimile, computer terminal, e-mail or other "on line" system or similar means of communication or given orally over the telephone or given in person by one or more of the person(s) whose name(s) and signature(s) are listed on the most recent certificate delivered by Customer to Metavante which lists those persons authorized to give orders, corrections and instructions in the name of and on behalf of Customer. Proper Instructions shall specify the action requested to be taken or omitted.

4.      INTENTIONALLY OMITTED

5.      SERVICES   Metavante agrees to provide Customer with the Services in
accordance with the applicable User Manuals and this Agreement.

        5.1.    Banking Application Services

                A    Core Services. Metavante agrees to provide Customer with
                     -------------
the Core Services in accordance with the applicable Core Services User Manuals and this Agreement.

                B    Loan Origination Services. Metavante agrees to provide
                     -------------------------
Customer with the Loan Origination Services in accordance with the applicable User Manuals, this Agreement and Schedule 5.1B.
                                 -------------

               C     Connectware. Metavante agrees to provide Customer with the
                     -----------
Connectware services in accordance with the Connectware services manuals, this Agreement and Schedule 5.1C.
              -------------

               D     Automated Clearing House Services. Metavante agrees to
                     ---------------------------------
provide Customer the automated clearinghouse services ("ACH Services") subject to the terms and conditions set forth on attached Schedule 5.1D.
                                                  -------------

               E     Data Warehouse Services. Metavante agrees to provide
                     -----------------------
Customer the data warehouse services ("Data Warehouse Services") subject to the terms and conditions set forth on attached Schedule 5.1E.
                                           -------------

               F     Credit Services. Metavante agrees to provide Customer the
                     ---------------
credit services ("Credit Services") subject to the terms and conditions set forth on attached Schedule 5.1F.
                  -------------

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     5.2.    e-Pathway and Retail Delivery Services

             A   DirectPC Services. The consumer account accessibility, fund
                 ------------------
transfer, account balance inquiry, bill payment and other remote access banking services to be provided by Metavante, via telephone or personal computer ("DirectPC Services") shall be subject to the terms and conditions set forth on attached Schedule 5.2A.
         -------------

             B   Consumer Internet Banking Services. The consumer account
                 ----------------------------------
accessibility, fund transfer, account balance inquiry, bill payment and other remote access banking services to be provided by Metavante, via the Internet ("Internet Banking Services") shall be subject to the terms and conditions set forth on attached Schedule 5.2B
                  -------------

             C   Branch Automation Systems. Metavante agrees to provide the
                 -------------------------
licenses, products, interfaces and network management associated with the automation of Customer's branch offices, in accordance with the Branch Automation Agreement.

             D   Business E-Banking Services. The business account
                 ---------------------------
accessibility, fund transfer, account balance inquiry, bill payment, and other remote accessibility services to be provided by Metavante, via personal computer software or the Internet ("Business E-Banking") shall be subject to the terms and conditions set forth on attached Schedule 5.2D.
                                     --------------

             E   Cash Express Services. The business customer account
                 ---------------------
reconciliation, cash concentration, data interchange and related services to be provided by Metavante ("Cash Express Services") shall be subject to the terms of
Schedule 5.2E.
-------------

             F   Payment Processing Services. The payment processing services to
                 ---------------------------
be provided by Metavante ("Payment Processing Services") shall be subject to the terms of Schedule 5.2F.
         -------------

     5.3.    Electronic Funds Delivery

             A   Card and Merchant Accounts. The card and merchant account
                 --------------------------
services ("Card Services") to be provided by Metavante shall be subject to the terms and conditions set forth on attached Schedule 5.3A
                                           -------------

             B   EFD Services. The electronic funds delivery services ("EFD
                 ------------
Services") to be provided by Metavante shall be subject to the terms and conditions set forth on attached Schedule 5.3B
                                 -------------

             C   Merchant E-Commerce Services. The credit card merchant e-
                 ----------------------------
commerce website development and hosting services ("Merchant E-Commerce Services") to be provided by Metavante shall be subject to the terms of Schedule
                                                                        --------
5.3C.
----

     5.4. New Services. If Customer wishes to receive any New Service which is included in Metavante's then-current product offerings, Customer shall notify Metavante and the parties shall implement the same in accordance with a mutually acceptable schedule. If the New ServiceCustomer desires for Metavante to develop a New Service which is not included in Metavante's then-current product offerings, Customer shall submit a written request to Metavante in accordance with Section 16.2A of this Agreement. Nothing contained herein shall obligate Customer to obtain any New Service from Metavante. Metavante agrees to reasonably cooperate with Customer or any Third Party designated by Customer for the purpose of developing interfaces to the Metavante System. Such cooperation may include, without limitation, licensing Customer or such Third Party to use Metavante' application program interface specifications or interface software at Metavante' then-current standard rate. Metavante may require any Third Party to execute a confidentiality agreement prior to sharing information regarding the Metavante System.

     5.5. Trust Services. Metavante agrees to provide Customer the Trust Services in accordance with attached Schedule 5.5.
                                     ------------
6.   FEES

     6.1. Fee Structure. Schedule 6.1 attached hereto (the "Fee Schedule") sets
          -------------  ------------
forth the costs and charges for the Services and Customer agrees to pay Metavante the fees specified in the Fee Schedule for the Services rendered by Metavante. These costs and charges are included in one or more of the following categories:

            A   a minimum monthly fee for certain recurring, aggregated data processing services based on stated volumes (the "Monthly Base Fee"); actual volumes in excess of stated volumes shall result in additional charges as further described in the Fee Schedule; and

            B   an hourly or daily fee for programming, training and related
Services not included in the Monthly Base Fee requested by Customer.

     6.2. Pricing and Operational Assumptions. The Fee Schedule sets forth the
          -----------------------------------
operational and pricing assumptions made by Metavante. If the parties determine that one or more of the pricing or operational assumptions listed in the Fee
Schedule is inaccurate or incomplete in any material respect, the parties will negotiate in good faith regarding an equitable adjustment to any materially and adversely impacted provisions of this Agreement.

     6.3. EFD Services. In addition to the charges specified on the Fee
          ------------
Schedule, Customer shall be responsible for all interchange and network provider fees and all dues, fees and assessments established by and owed to Visa and/or MasterCard for the processing of Customer's transactions, and for all costs and fees associated with changes to ATM (as defined in Schedule 5.3B ) protocol
                                                   -------------
caused by Customer's use of the EFD Services.

     6.4. Training and Education. Metavante will provide to Customer, at no
          ----------------------
charge, one set of each of the User Manuals in electronic format, or if not available, two (2) hard copies. When the User Manuals are updated, Metavante will provide the updates to Customer at no additional charge. Customer may make additional copies of such User Documentation for its internal use only.

     6.5. Excluded Costs. The fees set forth in the Fee Schedule do not include
          --------------
shipping and courier costs, telecommunication charges, LU charges, Expenses, Third Party pass-through charges, workshop fees, training fees, late fees or charges and Taxes, which shall be the responsibility of Customer.

     6.6. Disputed Amounts. If Customer disputes any charge or amount on any
          ----------------
invoice and such dispute cannot be resolved promptly through good faith discussions between the parties, Customer shall pay the amounts due under this Agreement less the disputed amount, and the parties shall diligently proceed to resolve such disputed amount. An amount will be considered disputed in good faith if (i) Customer delivers a written statement to Metavante on or before the due date of the invoice, describing in detail the basis of the dispute and the amount being withheld by

Customer, (ii) such written statement represents that the amount in dispute has been determined after due investigation of the facts and that such disputed amount has been determined in good faith, and (iii) all other amounts due from Customer that are not in dispute have been paid in accordance with the terms of this Agreement.

     6.7. Terms of Payment. All "one-time" fees shall be paid to Metavante as
          ----------------
set forth in the Fee Schedule. All other amounts due hereunder shall be paid within ten (10) days of invoice, unless otherwise provided in the Fee Schedule. Undisputed charges not paid by the due date shall be subject to annual interest at the rate of 12% or the highest rate permitted by law, whichever is lower. Customer shall also pay any collection fees, court costs and reasonable attorneys' fees incurred by Metavante in collecting payment of the charges and any other amounts for which Customer is liable under the terms and conditions of this Agreement.

     6.8. Modification of Terms and Pricing. Commencing following the second
          ---------------------------------
anniversary of the Effective Date, all charges for Services shall be subject to the annual adjustments (including CPI adjustments) set forth in the Fee Schedule.

7.   PERFORMANCE WARRANTY/EXCLUSIVE REMEDY/DISCLAIMER OF ALL OTHER WARRANTIES

     7.1. Performance Warranty. Metavante does not warrant that the Services
          --------------------
will be uninterrupted or error-free, but warrants that it will provide the Services covered by this Agreement in a commercially reasonable manner in substantial conformity with the applicable User Manuals (the "Performance Warranty"). THIS PERFORMANCE WARRANTY IS SUBJECT TO THE WARRANTY EXCLUSIONS SET FORTH BELOW IN SECTION 7.3 AND THE REMEDY LIMITATIONS SET FORTH BELOW IN SECTION 7.4.

     7.2. Performance Standards
          ---------------------

          A    Metavante warrants that a portion of the Services covered by this
Agreement shall be provided in accordance with the Performance Standards set forth in Schedule 7.1.
         ------------

          B    Within six (6) months after the Commencement Date, and annually thereafter during the Term, Metavante and Customer shall review the Performance Standards and make any mutually agreed upon adjustments to them as appropriate to reflect improved performance capabilities associated with advances in technology, processes and methods which are used by Metavante to perform the Services. As new technologies and processes are introduced, Metavante and Customer also will meet to discuss, and if mutually agreed, adopt additional Performance Standards to reflect the impact of such technologies and processes on the Services.

     7.3. Performance Warranty Exclusions. Except as may be expressly agreed in
          -------------------------------
writing by Metavante, Metavante's Performance Warranty does not apply to:

          A defects, problems, or failures caused by the Customer's nonperformance of obligations essential to Metavante's performance of its obligations; and/or

          B  defects, problems, or failures caused by an event of force majeure.

     7.4. Notice of and Correction of Defects. Customer shall notify Metavante
          -----------------------------------
in writing of any alleged breach of this Performance Warranty. If the breach consists of Metavante's failure to achieve a Performance Standard, Metavante shall cause its performance to conform to the applicable Performance Standard within ninety (90) days of Customer's Notice. If the breach consists of a failure by Metavante to perform in accordance with the Performance Warranty, Metavante shall have thirty (30) days to correct the alleged breach. During this time period, Metavante shall use reasonable efforts, at its own expense, to remedy the breach. Customer shall be responsible for making whatever appropriate adjustments may be necessary to mitigate adverse effects on Customer until Metavante remedies the breach. Metavante will, at Metavante's expense, assist Customer in making such corrections through the most cost-effective means, whether manual, by system reruns or program modifications.

     7.5. Backup Remedy. If Metavante fails to remedy the breach in the time
          -------------
periods specified in Section 7.4 above, Customer may file a claim for Damages pursuant to the dispute resolution procedure set forth in Section 13.1 below and, in addition, terminate the Agreement for cause pursuant to Section 9.2 below. THE BACKUP REMEDY SET FORTH IN THIS SECTION 7.5 IS CUSTOMER'S SOLE AND EXCLUSIVE REMEDY FOR Metavante's BREACH OF THE PERFORMANCE WARRANTY, TO THE EXCLUSION OF ALL OTHER REMEDIES, IN CONTRACT, TORT, OR OTHERWISE.

     7.6. DISCLAIMER OF ALL OTHER WARRANTIES. THIS PERFORMANCE WARRANTY, AND THE
          ----------------------------------
REPRESENTATIONS IN ARTICLE 14, ARE IN LIEU OF, AND Metavante DISCLAIMS ANY AND ALL OTHER WARRANTIES, CONDITIONS, OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN) WITH RESPECT TO THE SERVICES PROVIDED UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS OR SUITABILITY FOR ANY PURPOSE (WHETHER OR NOT Metavante KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE), WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE, OR BY COURSE OF DEALING. IN ADDITION, Metavante DISCLAIMS ANY WARRANTY OR REPRESENTATION TO ANY PERSON OTHER THAN THE CUSTOMER WITH RESPECT TO THE SERVICES PROVIDED UNDER THIS AGREEMENT.

8.   MODIFICATION OR PARTIAL TERMINATION

     8.1. Modifications to Services. Metavante may modify, amend, enhance,
          -------------------------
update, or provide an appropriate replacement for the software used to provide the Services, or any element of its systems or processes at any time to: (i) improve the Services or (ii) facilitate the continued economic provision of the Services to Customer or Metavante, provided that neither the functionality of the Services nor any applicable Performance Standards are materially adversely affected. Metavante shall provide reasonable advance notice to Customer of material modifications, enhancements, or replacements to the software used to provide the Services.

     8.2. Partial Termination by Metavante. Metavante may, at any time, withdraw
          --------------------------------
any of the Services (other than the Initial Services) upon providing one hundred eighty (180) days' prior written notice to Customer. Metavante may also terminate any of the Services immediately upon any final regulatory, legislative, or judicial determination that providing such Services is inconsistent with applicable law or regulation. If Metavante terminates any Service, Metavante agrees to assist Customer, without additional charge, in identifying an alternate provider of such terminated Service. Metavante represents that, as of the Effective Date, it has no knowledge of any final regulatory, legislative or judicial determination that the provision of any of the Initial Services is inconsistent with applicable law or regulation. In the event a Service provided as part of the Monthly Base Fee is terminated by Metavante, the parties agree to negotiate in good faith an appropriate reduction in the Monthly Base Fee prior to termination of such Service(s).

     8.3. Partial Termination by Customer.
          -------------------------------

          A Customer agrees that, during the Term, Customer shall obtain exclusively from Metavante all of its requirements covered by the Initial Services. If Customer breaches the foregoing covenant, Customer shall pay Metavante a Termination Fee for the discontinued Service, as liquidated damages and not as a penalty, provided that it shall not be a breach of the foregoing covenants if Customer shall obtain a New Service from Metavante to replace an existing Service. Notwithstanding the foregoing, Customer may terminate any Services identified in Schedule 5.1A as being subject to termination without penalty, without payment of any Termination Fee under Section 9 of this Agreement, and the foregoing shall thereupon no longer apply to Customer with respect to such Services.

          B Unless otherwise agreed to by the parties in writing, Customer may terminate any New Service upon one hundred eighty (180) days prior written notice to Metavante. Termination of New Services shall not be subject to any Termination Fee, unless the entire Agreement is terminated in a manner which would entitle Metavante to receive a Termination Fee.

     8.4. Ownership and Proprietary Rights. Metavante reserves the right to
          --------------------------------
determine the hardware, software and tools to be used by Metavante in fulfilling its duties under this Agreement. Metavante and Customer intend and agree that Metavante shall retain title and all other ownership and proprietary rights in and to the Metavante Proprietary Materials and information. Such ownership and proprietary rights shall include any and all rights in and to patents, trademarks, copyrights, and trade secret rights. Metavante and Customer agree that Metavante Proprietary Materials and Information are not "work made for hire" within the meaning of U.S. Copyright Act 17 U.S.C. Section 101.

9.   TERMINATION

     9.1. Early Termination. The terms and conditions set forth in attached
          -----------------
Schedule 9.1 shall govern the early termination of this Agreement (or any
------------
Service which is part of the Initial Services).

     9.2. For Cause. If either party fails to perform any of its material
          ---------
obligations under this Agreement and (i) does not cure such failure within thirty (30) days (or any other cure period specifically set forth in the Agreement) after being given notice specifying the nature of the failure, or
(ii) if the failure is not one that can reasonably be cured within thirty (30) days, does not develop a plan to cure the failure and diligently proceed according to the plan until the failure has been cured (provided that a failure to make any payment when due shall not in any case be deemed a failure that cannot reasonably be cured within thirty (30) days) then the non-defaulting party may, by giving notice to the other party, terminate this Agreement as of the date specified in such notice of termination, or such later date agreed to by the parties, without prejudice to the non-defaulting party's right to collect Damages (if the non-defaulting party is the Customer) or the Termination Fee (if the non-defaulting party is Metavante).

     9.3. For Insolvency. In addition to the termination rights set forth in
          --------------
Sections 9.1 and 9.2, subject to the provisions of Title 11, United States Code, if either party becomes or is declared insolvent or bankrupt, is the subject to any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, or is subject to regulatory sanction by any Federal Regulator, then the other party may, by giving written notice to such party, may terminate this Agreement as of a date specified in such notice of termination; provided that the foregoing shall not apply with respect to any involuntary petition in bankruptcy filed against a party unless such petition is not dismissed within sixty (60) days of such filing.

     9.4. For Force Majeure. In the event that Metavante fails to provide the
          -----------------
Services in accordance with this Agreement for a period of forty-five (45) days due to an event of force majeure (as described in Section 20.14 hereof), Customer may terminate this Agreement upon written notice to Metavante delivered within thirty (30) days thereafter, without payment of any Termination Fee.

     9.5. For Assignment Customer may terminate this Agreement without payment
          --------------
of any Termination Fee upon written notice in the event that (a) Metavante assigns this Agreement without Customer's consent in violation of Section 20.4, or (b) Metavante is subject to a Change in Control which will result in a transfer of Customer's Core Services to a new data processing platform.

10.  SERVICES FOLLOWING TERMINATION

     10.1. Termination Assistance. Following the expiration or early termination
           ----------------------
of this Agreement, Metavante shall provide Customer, at Customer's expense, all necessary assistance to facilitate the orderly transition of Services to Customer or its designee ("Termination Assistance"). As part of the Termination Assistance, Metavante shall assist Customer to develop a plan for the transition of all Services then being performed by Metavante under this Agreement, from Metavante to Customer or its designee, on a reasonable schedule developed jointly by Metavante and Customer. Prior to providing any Termination Assistance, Metavante shall deliver to Customer a good faith estimate of all such Expenses and charges including charges for custom programming services. Customer understands and agrees that all Expenses and charges for Termination Assistance shall be computed in accordance with Metavante's then-current standard prices for such products, materials and services. Nothing contained herein shall obligate Customer to receive Termination Assistance from Metavante.

     10.2. Continuation of Services. Unless Metavante terminates this Agreement
           ------------------------
pursuant to Section 9.2 above, upon at least ninety (90) days' prior written request by Customer, Metavante shall continue to provide Customer all Services and the Effective Date of Termination shall be extended for a maximum period of twelve (12) months. If Customer elects to receive the Services for such period, Metavante's then-current standard pricing shall continue to apply to the provision and receipt of such Services.

11.  LIMITATION OF LIABILITY/MAXIMUM DAMAGES ALLOWED

     11.1. Equitable Relief. Either party may seek equitable remedies, including
           ----------------
injunctive relief, for a breach of the other party's obligations under Article 15 of this Agreement, prior to commencing the dispute resolution procedures set forth in Section 13.1 below.

     11.2. Exclusion of Incidental and Consequential Damages. Independent of,
           -------------------------------------------------
severable from, and to be enforced independently of any other provision of this Agreement, NEITHER PARTY (INCLUDING WITH RESPECT TO CLAIMS BY CUSTOMER, ANY ELIGIBLE PROVIDER) WILL BE LIABLE TO THE OTHER PARTY (NOR TO ANY PERSON CLAIMING RIGHTS DERIVED FROM THE OTHER PARTY'S RIGHTS) IN CONTRACT, TORT, (INCLUDING NEGLIGENCE) OR OTHERWISE, FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES OF ANY KIND--including lost profits, loss of business, or other economic damage, and further including injury to property, AS A RESULT OF BREACH OF ANY WARRANTY OR OTHER TERM OF THIS AGREEMENT, INCLUDING ANY FAILURE OF PERFORMANCE,

REGARDLESS OF WHETHER THE PARTY LIABLE OR ALLEGEDLY LIABLE WAS ADVISED, HAD OTHER REASON TO KNOW, OR IN FACT KNEW OF THE POSSIBILITY THEREOF.

     11.3. Maximum Damages Allowed. Notwithstanding any other provision of this
           -----------------------
Agreement, and for any reason, including breach of any duty imposed by this contract or independent of this contract, and regardless of any claim in contract, tort (including negligence) or otherwise, the total, aggregate liability under this Agreement of Metavante and/or any Eligible Provider shall in no circumstance exceed twenty-five million dollars ($25,000,000), provided, however, that the foregoing shall not limit M&I'sMetavante' liability for willful misconduct.

     11.4. Statute of Limitations. No lawsuit or other action may be brought by
           ----------------------
either party hereto, or on any claim or controversy based upon or arising in any way out of this Agreement, after one (1) year from the date on which the cause of action arose regardless of the nature of the claim or form of action, whether in contract, tort (including negligence) or otherwise; provided, however, the foregoing limitation shall not apply to the collection of any amounts due under this Agreement.

     11.5. Economic Loss Waiver. In addition to and not in limitation of any
           --------------------
other provision of this Article 11, each party hereby knowingly, voluntarily, and intentionally waives any right to recover from the other party, and Customer waives any right to recover from any Eligible Provider, any economic losses or damages in any action brought under tort theories, including, misrepresentation, negligence and/or strict liability and/or relating to the quality or performance of any products or services provided by Metavante or any Eligible Provider. For purposes of this waiver, economic losses and damages include monetary losses or damages caused by a defective product or service except personal injury or damage to other tangible property. Even if remedies provided under this Agreement shall be deemed to have failed of their essential purpose, neither party shall have any liability to the other party under tort theories for economic losses or damages.

     11.6. Liquidated Damages. Customer acknowledges that Metavante shall suffer
           ------------------
a material adverse impact on its business if this Agreement is terminated prior to expiration of the Term, and that the resulting damages may not be susceptible of precise determination. Customer acknowledges that the Termination Fee is a reasonable approximation of such damages and shall be deemed to be liquidated damages and not a penalty.

     11.7. Essential Elements. Customer and Metavante acknowledge and agree that
           ------------------
the limitations contained in this Article 11 are essential to this Agreement, and that Metavante has expressly relied upon the inclusion of each and every provision of this Article 11 as a condition to executing this Agreement.

12.  INSURANCE AND INDEMNITY

     12.1. Insurance. Metavante shall maintain for its own protection fidelity
           ---------
bond coverage for the Operations Center personnel; insurance coverage for loss from fire, disaster or the causes contributing to interruption of normal services, reconstruction of data file media and related processing costs; additional expenses incurred to continue operations; and business interruption to reimburse Metavante for losses resulting from suspension of the Operation Center's activities due to physical loss of equipment.

     12.2.  Indemnity.
            ---------

            A. By Customer. Customer shall indemnify Metavante from, and defend Metavante against, any liability or expenses arising out of or relating to (i) the inaccuracy or untruthfulness of any representation or warranty made by Customer to Metavante, (ii) a violation of Federal, state, or other laws or regulations for the protection of persons or members of a protected class or category of persons by Customer or its employees or agents, (iii) sexual discrimination or harassment by Customer or its employees or agents, (iv) work-related injury or death caused by Customer or its employees or agents, (v) tangible personal or real property damage resulting from Customer's acts or omissions, or those of its employees or agents, and (vi) arising out of Metavante' reliance on any data, instruction or information provided by Customer pursuant to Proper Instructions. Customer shall be responsible for any costs and Expenses incurred by Metavante in connection with the enforcement of this Paragraph A.

            B. By Metavante. Metavante shall indemnify Customer from, and defend Customer against, any liability or expenses arising out of or relating to
(i) any claim by a third party that the Services or Metavante' software infringe upon any United States patent, copyright or trademark of a third party, (ii) any claim by a third party in connection with or arising from the Services, (iii) the inaccuracy or untruthfulness of any representation or warranty made by Metavante to Customer, (iv) a violation of Federal, state, or other laws or regulations for the protection of persons or members of a protected class or category of persons by Metavante or its employees or agents, (v) sexual discrimination or harassment by Metavante, its employees, or agents, (vi) work-related injury or death caused by Metavante, its employees, or agents, (vii) tangible personal or real property damage resulting from Metavante' acts or omissions, and (viii) Metavante' failure to perform the Services in accordance with this Agreement. Metavante shall be responsible for any costs and expenses incurred by Customer in connection with the enforcement of this Paragraph B.

     12.3. Indemnification Procedures. If any Third Party makes a claim covered
           --------------------------
by this Section against an indemnitee with respect to which such indemnitee intends to seek indemnification under this Section, such indemnitee shall give notice of such claim to the indemnifying party, including a brief description of the amount and basis therefor, if known. Upon giving such notice, the indemnifying party shall be obligated to defend such indemnitee against such claim, and shall be entitled to assume control of the defense of the claim with counsel chosen by the indemnifying party, reasonably satisfactory to the indemnitee. Indemnitee shall cooperate fully with, and assist, the indemnifying party in its defense against such claim in all reasonable respects. The indemnifying party shall keep the indemnitee fully apprised at all times as to the status of the defense. Notwithstanding the foregoing, the indemnitee shall have the right to employ its own separate counsel in any such action, but the fees and expenses of such counsel shall be at the expense of such indemnitee. Neither the indemnifying party nor any indemnitee shall be liable for any settlement of action or claim effected without its consent. Notwithstanding the foregoing, the indemnitee shall retain, assume, or reassume sole control over all expenses relating to every aspect of the defense that it believes is not the subject of the indemnification provided for in this Section. Until both (a) the indemnitee receives notice from indemnifying party that it will defend, and (b) the indemnifying party assumes such defense, the indemnitee may, at any time after ten (10) days from the date notice of claim is given to the indemnifying party by the indemnitee, resist or otherwise defend the claim or, after consultation with and consent of the indemnifying party, settle or otherwise compromise or pay the claim. The indemnifying party shall pay all costs of indemnity arising out of or relating to that defense and any such settlement, compromise, or payment. The indemnitee shall keep the indemnifying party fully apprised at all times as to the status of the defense. Following indemnification as provided in this Section, the indemnifying party shall be subrogated to all rights of the indemnitee with respect to the matters for which indemnification has been made.

13.  DISPUTE RESOLUTION

     13.1. Representatives of Parties. All disputes arising under or in
           --------------------------
connection with this Agreement shall initially be referred to the Account Representatives. If the Account Representatives are unable to resolve the dispute within five (5) business days after referral of the matter to them, the managers of the Account Representatives shall attempt to resolve the dispute. If, after five (5) days they are unable to resolve the dispute, senior executives of the parties shall attempt to resolve the dispute. If, after five
(5) days they are unable to resolve the dispute, the parties shall submit the dispute to the chief executive officers of the parties for resolution. Neither party shall commence legal proceedings with regard to a dispute until completion of the dispute resolution procedures set forth in this Section 13.1, except to the extent necessary to preserve its rights or maintain a superior position.

     13.2. Arbitration. If the procedures in Section 13.1 above do not result in
           -----------
resolution of the dispute within ten (10) business days after the chief executive officers have received the necessary information, the dispute shall be submitted to binding arbitration in Milwaukee, Wisconsin, conducted in accordance with the Center for Public Resources ("CPR") Rules For Non-Administered Arbitration of Business Disputes. Any controversy or dispute shall be arbitrated by a single arbitrator either mutually agreed upon by the parties or, absent agreement, appointed in accordance with the aforesaid CPR Rules. The arbitration shall be governed by the United States Arbitration Act, 9 USC 1-16, and judgment upon the award may be entered by any Court having jurisdiction thereof. The arbitrators shall have case management authority and shall resolve the controversy in a final award within 180 days from the commencement of the arbitration action. All questions of arbitration shall be resolved by the arbitrator appointed pursuant to this clause. In the event that the CPR no longer promulgates rules as set forth above, then the arbitration shall be administered under the rules of the American Arbitration Association or such other recognized rules for resolution of disputes as the parties may mutually agree upon.

     13.3. Continuity of Performance. During the pendency of the dispute
           -------------------------
resolution proceedings described in this Article 13, Metavante shall continue to provide the Services so long as Customer shall continue to pay all undisputed amounts to Metavante in a timely manner.

14.  AUTHORITY

     14.1.  Metavante.  Metavante warrants that:
            ---------

            A   Metavante has the right to provide the Services hereunder, using all computer software required for that purpose. Metavante has all the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by Metavante and this Agreement is enforceable in accordance with its terms against Metavante. No approval, authorization or consent of any governmental or regulatory authorities is required to be obtained or made by Metavante in order for Metavante to enter into and perform its obligations under this Agreement.

     14.2.  Customer. Customer warrants that it is a corporation validly
            --------
existing and in good standing under the laws of the state of its incorporation. It has all the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by Customer and this Agreement is enforceable in accordance with its terms against Customer. No approval, authorization or consent of any governmental or regulatory authorities required to be obtained or made by Customer in order for Customer to enter into and perform its obligations under this Agreement.

15.  CONFIDENTIALITY AND OWNERSHIP

     15.1.  Customer Data. Customer shall remain the sole and exclusive owner of
            -------------
all Customer Data and other Confidential Information (as hereinafter defined) of Customer, regardless of whether such data is maintained on magnetic tape, magnetic disk, or any other storage or processing device. All such Customer Data and other Confidential Information shall, however, be subject to regulation and examination by the appropriate auditors and regulatory agencies to the same extent as if such information were on Customer's premises. "Customer Data" means any and all data and information of any kind or nature submitted to Metavante by Customer, or received by Metavante on behalf of Customer, in connection with the Services.

     15.2.  Metavante Systems. Customer acknowledges that it has no rights in
            -----------------
any software, systems, documentation, guidelines, procedures and similar related materials or any modifications thereof and/or provided by Metavante, except with respect to Customer's use of the same during the Term to process its data.

     15.3.  Confidential Information. "Confidential Information" of a party
            ------------------------
shall mean all confidential or proprietary information and documentation of such party, whether or not marked as such, including without limitation with respect to Customer, all Customer Data and including, with respect to Metavante, the Metavante Software. Confidential Information shall not include: (i) information which is or becomes publicly available (other than by the person or entity having the obligation of confidentiality) without breach of this Agreement; (ii) information independently developed by the receiving party without reference to the Confidential Information of the other party; (iii) information received from a third party not under a confidentiality obligation to the disclosing party; or
(iv) information already in the possession of the receiving party without obligation of confidence at the time first disclosed by the disclosing party. The parties acknowledge and agree that the substance of the negotiations of this Agreement, and the terms of this Agreement are considered Confidential Information subject to the restrictions contained herein. Neither party shall use, copy, sell, transfer, publish, disclose, display, or otherwise make any of the other party's Confidential Information available to any Third Party without the prior written consent of the other.

     15.4.  Obligations of the Parties. Metavante and Customer shall hold the
            --------------------------
Confidential Information of the other party in confidence and shall not disclose or use such Confidential Information other than for the purposes contemplated by this Agreement, and shall instruct their employees, agents, and contractors to use the same care and discretion with respect to the Confidential Information of the other party, an Eligible Provider, or of any Third Party utilized hereunder that Metavante and Customer each require with respect to their own most confidential information, but in no event less than a reasonable standard of care, including but not limited to, the utilization of security devices or procedures designed to prevent unauthorized access to such materials. Each party shall instruct its employees, agents, and contractors (including, in the case of Metavante, Eligible Providers) of its confidentiality obligations hereunder and not to attempt to circumvent any such security procedures and devices. Each party's obligation under the preceding sentence may be satisfied by the use of its standard form of confidentiality agreement, if the same reasonably accomplishes the purposes here intended. All such Confidential Information shall be distributed only to persons having a need to know such information to perform their duties in conjunction with this Agreement, which shall include Eligible Providers. Customer shall treat the confidential or proprietary information and documentation of Eligible Providers as Metavante Confidential Information.

  15.5. Security. Metavante shall be responsible for establishing and maintaining safeguards against any disaster, loss or alteration of the Customer Data in the possession of Metavante. Such safeguards shall be no less rigorous than that Metavante uses to protect its own data of a similar nature.

16.  MANAGEMENT OF PROJECT

     16.1.  Account Representatives.  Each party shall cause an individual to be
            -----------------------
assigned ("Account Representative") to devote time and effort to management of the Services under this Agreement.

     16.2.  Development Projects and Technical Support.
            ------------------------------------------

            A. Upon Customer's written request, Metavante will develop and provide to Customer a good faith estimate of any additional charges which Customer may incur in connection with the operation of any new software, major modification or enhancements developed by Metavante or the acquisition of Third Party software. Subject to such development schedule as is mutually agreed upon by the parties, Metavante shall develop enhancements or modifications to the Metavante Software requested by Customer provided that (a) the enhancements or modifications do not adversely affect the architectural integrity or performance of Metavante Software as operated in Metavante' non-custom service bureau environment; (b) the enhancements or modifications do not increase Metavante' unit cost to provide Services for its other service bureau customers; and (c) Customer shall pay all fees and costs related to such development project as mutually agreed by the parties. In the event that Customer requests programming enhancements from Metavante, Metavante agrees to provide an estimate of the hours of programming services necessary to complete such enhancements within fifteen (15) business days after receipt of detailed information necessary to complete the estimation process. Metavante further agrees that, subject to availability of qualified resources, Metavante shall commence development efforts on such enhancements within forty-five (45) days after Metavante receives approval from Customer to commence such development.

            B. Competitive Advantage Enhancements. Customer understands and agrees that Metavante provides the Services hereunder using Metavante Software in a shared service bureau environment, and that it may not be commercially practicable or technically feasible for Metavante to isolate or dedicate a modification or enhancement to Customer's use. Customer may request, prior to the initiation of any development project, that certain enhancements to Metavante Software paid for by Customer and exceeding 2,000 hours of professional services to develop ("Competitive Advantage Enhancements") be isolated within Metavante' processing environment and dedicated to Customer's exclusive use for a period of time. In the event that Customer so requests, Metavante shall inform Customer of whether or not it is commercially practicable and technically feasible for Metavante to dedicate the Competitive Advantage Enhancement to Customer's exclusive use. If it is commercially practicable and technically feasible to so dedicate the Competitive Advantage Enhancement, then, notwithstanding any provision to the contrary in this Agreement, Metavante agrees as follows:

                 (i) The features and functions of the Competitive Advantage Enhancements shall not be made available to any other Metavante service bureau customers without
                         Customer's consent for a period of six (6) months after implementation of such Competitive Advantage Enhancement. During such six (6) month period, all information provided to Metavante by Customer related to the relevant Competitive Advantage Enhancement, and all specifically developed plans, designs or specifications relating thereto, shall be deemed Confidential Information for the purposes of this Agreement. Nothing contained herein shall prohibit Metavante from developing similar enhancements for other customers if Metavante does not use the source code or any documentation of the Competitive Advantage Enhancements for such purpose. Notwithstanding this
                         Section 16.2B(i), Metavante reserves the right at any time to revoke Customer's right to exclusive use of the Competitive Advantage Enhancement in the event that maintaining such Competitive Advantage Enhancement in a dedicated environment shall become commercially impracticable.


                 (ii) If, following expiration of the six (6) month period set forth in subparagraph (i) above, Metavante offers the Competitive Advantage Enhancement as a separately priced service to other Metavante service bureau customers, Metavante shall credit to Customer an amount determined by multiplying the economic value to Metavante for a new Metavante service bureau customer who receives such new separately priced service by (a) twenty-five percent (25%) for the first such new customer and (b) ten percent (10%) for each new additional customer, up to an aggregate maximum of one hundred percent (100%) of fees paid by Customer to develop the Competitive Advantage Enhancement, provided, however, that, as a condition to receiving such credits, (1) Customer shall be obligated to pay for such service, and (2) Customer shall agree to serve as a reference regarding such new service.

17.  REGULATORY COMPLIANCE

     A. Customer shall be solely responsible for monitoring and interpreting (and for complying with, to the extent such compliance requires no action by Metavante) the federal and state laws, rules and regulations pertaining to Customer's business (the "Legal Requirements"). Based on Customer's Proper Instructions, Metavante shall select the processing parameter settings, features and options (collectively, the "Parameters") within Metavante's system that will apply to Customer. Customer shall be responsible for determining that such selections are consistent with the Legal Requirements and with the terms and conditions of any agreements between Customer and its clients. In making such determinations, Customer may rely upon the written descriptions of such Parameters contained in the User Manuals. Metavante shall perform system processing in accordance with the Parameters.

     B. Subject to the foregoing, Metavante shall perform an on-going review of federal laws, rules and regulations, including regulations promulgated by the Federal Regulators and the Internal Revenue Service related to the Services (a "Federal Requirement"). Metavante shall maintain the features and functions for each of the Services to be in material compliance with all applicable Federal Requirements, provided that for any new Federal Requirement arising after the date of this Agreement Metavante will support such Federal Requirement through changes to the Metavante Software or suitable procedures not involving changes to the Metavante Software, without additional charge to Customer, to enable Customer to comply with such Federal Requirement. In all other circumstances relating to regulatory compliance of the Services, including state laws, rules and regulations, the provisions of Section 5.4 above (New Services) shall apply.

     C. In any event, Metavante shall work with Customer in developing and implementing a suitable procedure or direction to enable Customer to comply with federal and state laws, rules and regulations applicable to the Services being provided by Metavante to Customer, including in those instances when Metavante has elected to, but it is not commercially practicable to, modify the Metavante Software prior to the regulatory deadline for compliance.

18.  DISASTER RECOVERY

     18.1.  Services Continuity Plan.  Metavante shall maintain throughout the
            ------------------------
Term of the Agreement a Services Continuity Plan (the "Plan") in compliance with applicable regulatory requirements. "Disaster" shall have the meaning set forth in the Plan. Review and acceptance of the Plan as may be required by any applicable regulatory agency shall be the responsibility of Customer. Metavante shall cooperate with Customer in conducting such reviews as such regulatory agency may from time to time reasonably request. A detailed Executive Summary of the Plan has been provided to Customer. Updates to the Plan shall be provided to Customer without charge.

     18.2.  Relocation.  If appropriate, Metavante shall relocate all affected
            ----------
Services to an alternate disaster recovery site as expeditiously as possible after declaration of a Disaster, and shall coordinate with Customer all requisite telecommunications modifications necessary to achieve full connectivity to the disaster recovery site, in material compliance with all regulatory requirements.

     18.3.  Resumption of Services.  The Plan provides that, in the event of a
            ----------------------
Disaster, Metavante will be able to resume the Services in accordance therewith within the time periods specified in the Plan. In the event Metavante is unable to resume the Services to Customer within the time periods specified in the Plan, Customer shall have the right to terminate this Agreement without payment of the Termination Fee upon written notice to Metavante delivered within forty-five (45) days after declaration of such Disaster.

     18.4.  Annual Test.  Metavante shall test its Plan by conducting one (1)
            -----------
test annually and shall provide Customer with a description of the test results in accordance with applicable laws and regulations.

19.  GENERAL TERMS AND CONDITIONS

     19.1.  Transmission of Data.  The responsibility and expense for
            --------------------
transportation and transmission of, and the risk of loss for, data and media transmitted between Metavante and Customer shall be borne by Customer. Data lost by Metavante following processing, including loss of data transmission, shall either be restored by Metavante from its backup media or shall be reprocessed from Customer's backup media at no additional charge to Customer.

     19.2.  Equipment and Network.  Customer shall obtain and maintain at its
            ---------------------
own expense its own data processing and communications equipment as may be necessary or appropriate to facilitate the proper use and receipt of the Services. Customer shall pay all installation, monthly, and other charges relating to the installation and use of communications lines between Customer's datacenter and the Operations Center. Metavante maintains and will continue to maintain a network control center with diagnostic capability to monitor reliability and availability of the communication lines, but Metavante shall not be responsible for the continued availability or reliability of such communications lines.

     19.3.  Reliance on Data.  Metavante will perform the Services described in
            ----------------
this Agreement on the basis of information furnished by Customer or, with respect to Support Services, on the basis of information and Proper Instructions, furnished by Customer. Metavante shall be entitled to rely upon any such data, information, or instructions as provided by Customer. If any error results from incorrect input supplied by Customer, Customer shall be responsible for discovering and reporting such error and supplying the data necessary to correct such error to Metavante for processing at the earliest possible time.

     19.4.  Data Backup.  Customer shall maintain adequate records for at least
            -----------
ten (10) business days including (i) microfilm images of items being transported to Metavante or (ii) backup on magnetic tape or other electronic media where transactions are being transmitted to Metavante, from which reconstruction of lost or damaged items or data can be made. Customer assumes all responsibility and liability for any loss or damage resulting from failure to maintain such records.

     19.5.  Balancing and Controls.  Customer shall (a) on a daily basis, review
            ----------------------
all input and output, controls, reports, and documentation, to ensure the integrity of data processed by Metavante; and (b) on a daily basis, check exception reports to verify that all file maintenance entries and nondollar transactions were correctly entered. Customer shall be responsible for initiating timely remedial action to correct any improperly processed data.

     19.6.  Use of Services.  Customer assumes exclusive responsibility for the
            ---------------
consequences of any Proper Instructions Customer may give Metavante, for Customer's failure to properly access the Services in the manner prescribed by Metavante, and for Customer's failure to supply accurate input information. Customer agrees that, except as otherwise permitted in this Agreement or in writing by Metavante, Customer will use the Services only for its own internal business purposes to service its banking customers and clients and/or Customer's Affiliates and will not sell or otherwise provide, directly or indirectly, any of the Services or any portion thereof to any other Third Party. Notwithstanding the foregoing, M&I Bank F.S.B. and/or Customer's other Affiliates may use the Services to provide wholesale banking services to Third Parties and Customer's Affiliates may use the Trust Services to provide trust support to correspondents.

     19.7.  Regulatory Assurances.  Metavante and Customer acknowledge and agree
            ---------------------
that the performance of these Services will be subject to regulation and examination by Customer's regulatory agencies to the same extent as if such Services were being performed by Customer. Upon request, Metavante agrees to provide any appropriate assurances to such agency and agrees to subject itself to any required examination or regulation. Customer agrees to reimburse Metavante for reasonable costs actually incurred due to any such examination or regulation that is performed primarily for the purpose of examining Services used by Customer.

            A. Notice Requirements. Customer shall be responsible for complying with all regulatory notice provisions to any applicable governmental agency, which shall include providing timely and adequate notice to the Chief Examiner of the Federal Home Loan Bank Board, the Office of Thrift Supervision, the Office of the Comptroller of the Currency, The Federal Deposit Insurance Corporation, the Federal Reserve Board, or their successors, as applicable (collectively, the "Federal Regulators"), as of the Effective Date of this Agreement, identifying those records to which this Agreement shall apply and the location at which such Services are to be performed.

            B. Examination of Records. The parties agree that the records maintained and produced under this Agreement shall, at all times, be available at the Operations Center for examination and audit by governmental agencies having jurisdiction over the Customer's business, including any Federal Regulator. The Director of Examinations of any Federal Regulator or his or her designated representative shall have the right to ask for and to receive directly from Metavante any reports, summaries, or information contained in or derived from data in the possession of Metavante related to the Customer. Metavante shall notify Customer as soon as reasonably possible of any formal request by any authorized governmental agency to examine Customer's records maintained by Metavante, if Metavante is permitted to make such a disclosure to Customer under applicable law or regulations. Customer agrees that Metavante is authorized to provide all such described records when formally required to do so by a Federal Regulator.

            C. Audits. Metavante shall cause a Third Party review of the Operations Center and related internal controls, to be conducted annually by its independent auditors. Metavante shall provide to Customer, upon written request, one copy of the audit report resulting from such review. Remote datacenters used by Metavante in providing some of the Services shall be reviewed by Metavante's internal auditors in accordance with procedures and on a schedule satisfactory to the Federal Regulator responsible for supervision of Metavante. The audit shall be prepared in accordance with applicable accounting industry standards (e.g., SAS 70).

     19.8.  IRS Filing.  Customer represents it has complied with all laws,
            ----------
regulations, procedures, and requirements in attempting to secure correct tax identification numbers (TINs) for Customer's payees and customers and agrees to attest to this compliance by an affidavit provided annually. Customer authorizes Metavante to act as Customer's agent and sign on Customer's behalf the Affidavit required by the Internal Revenue Service on Form 4804, or any successor form. Exhibit A (Attorney-in-Fact Appointment) and Exhibit B
                 ---------                                    ---------
(Affidavit) shall be executed by Customer contemporaneously with the execution of this Agreement. Customer acknowledges that Metavante's execution of the Form 4804 Affidavit on Customer's behalf does not relieve Customer of responsibility to provide accurate TINs or liability for any penalties which may be assessed for failure to comply with TIN requirements.

     19.9.  Affiliates.  Customer agrees that it is responsible for assuring
            ----------
compliance with this Agreement by those Affiliates receiving Services under this Agreement. Customer agrees to be responsible for the submission of its Affiliates' data to Metavante for processing and for the transmission to Customer's Affiliates of such data processed by and received from Metavante. Customer agrees to pay any and all fees owed under this Agreement for Services rendered to its Affiliates.

     19.10. Future Acquisitions.  Customer acknowledges that Metavante has
            -------------------
established the Fee Schedule and enters into this Agreement on the basis of Metavante's understanding of the Customer's current need for Services and Customer's anticipated future need for Services as a result of internally generated expansion of its customer base. If the Customer expands its operations by acquiring Control of additional financial institutions or the Customer experiences a Change in Control (as hereinafter defined), the following provisions shall apply:

            A. Acquisition of Additional Entities. If Customer acquires Control after the date hereof of one or more bank holding companies, financial holding companies, banks, savings and loan associations, other financial institutions or non-banking companies that are not currently Affiliates, then, upon Customer's request, Metavante shall provide Services for such new Affiliates and such Affiliates shall automatically be included in the definition of "Customer"; provided that (a) the Conversion of each new Affiliate must be scheduled at a mutually agreeable time (taking into account, among other things, the availability of Metavante Conversion resources) and must be completed before Metavante has any obligation to provide Services to such new Affiliate, and (b) Customer shall pay conversion fees and expenses to Metavante in such amounts as are mutually agreed upon by Customer and Metavante with respect to each new Affiliate.

            B. Change in Control of Customer. If a Change in Control occurs with respect to Customer, Metavante agrees to continue to provide Services under this Agreement; provided that (a) Metavante's obligation to provide Services shall be limited to the entities comprising the Customer prior to such Change in Control and (b) Metavante's obligation to provide Services shall be limited in any and all circumstances to the number of accounts processed in the 3-month period prior to such Change in Control occurring plus 50%.

            C. Customer may acquire Control after the date hereof of one or more bank holding companies, banks, savings and loan associations or other financial institutions that are not currently Affiliates and which are, at the time of such acquisition of Control by Customer, subject to an existing agreement with Metavante for data processing services which requires such institution to pay Metavante a termination fee in the event the agreement is terminated prior to expiration of its then current term. If Customer elects to have Metavante provide Services to such institution pursuant to Section 19.10A hereof and to terminate the institution's existing agreement with Metavante, Metavante shall adjust such institution's termination fee to reflect the economic loss to Metavante from the early termination of such agreement, which shall be calculated by first determining the difference between the Estimated Remaining Value of the acquired institution's agreement and the expected revenue to Metavante over the remaining Term of this Agreement from the acquired institution's use of the Services hereunder (the "Economic Loss"), then determining the present value of the Economic Loss over the remaining Term using a discount rate of four percent (4%) annually (the "Present Value Economic Loss"). Customer agrees to pay Metavante the Present Value Economic Loss in lieu of any termination fee to which Metavante would have been entitled under its agreement with the acquired institution.

20.  MISCELLANEOUS PROVISIONS

     20.1.  Governing Law.  The validity, construction and interpretation of
            -------------
this Agreement and the rights and duties of the parties hereto shall be governed by the internal laws of the State of Wisconsin, excluding its principles of conflict of laws.

     20.2.  Venue and Jurisdiction.  In the event of litigation to enforce the
            ----------------------
terms of this Agreement, the parties consent to venue in an exclusive jurisdiction of the courts of Milwaukee County, Wisconsin and the Federal District Court for the Eastern District of Wisconsin. The parties further consent to the jurisdiction of any federal or state court located within a district which encompasses assets of a party against which a judgment has been rendered, either through arbitration or litigation, for the enforcement of such judgment or award against such party or the assets of such party.

     20.3.  Entire Agreement; Amendments.  This Agreement, together with the
            ----------------------------
exhibits and schedules hereto, constitutes the entire agreement between Metavante and the Customer with respect to the subject matter hereof. There are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth herein and therein. This Agreement supersedes all prior negotiations, agreements, and undertakings between the parties with respect to such matter. This Agreement, including the exhibits and schedules hereto, may be amended only by an instrument in writing executed by the parties or their permitted assignees.

     20.4. Assignment. This Agreement may not be assigned by either party, by operation of law or otherwise, without the prior written consent of the other party, which consent shall not be unreasonably withheld, provided that (a) Metavante's consent need not be obtained in connection with the assignment of this Agreement pursuant to a merger in which Customer is a party and as a result of which the surviving Entity becomes an Affiliate of another bank holding company, bank, savings and loan association or other financial institution, so long as the provisions of Section
19.10 are complied with; and (b) Metavante may freely assign this Agreement (i) in connection with a merger, corporate reorganization or sale of all or substantially all of its assets, stock or securities, or (ii) to any Entity which is a successor to the assets or the business of Metavante.

     20.5.  Relationship of Parties.  The performance by Metavante of its duties
            -----------------------
and obligations under this Agreement shall be that of an independent contractor and nothing contained in this Agreement shall create or imply an agency relationship between Customer and Metavante, nor shall this Agreement be deemed to constitute a joint venture or partnership between Customer and Metavante.


     20.6.  Notices.  Except as otherwise specified in the Agreement, all
            -------
notices, requests, approvals, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by (i) first class U.S. mail, registered or certified, return receipt requested, postage pre-paid; or (ii) U.S. express mail, or other, similar overnight courier service to the address specified below. Notices shall be deemed given on the day actually received by the party to whom the notice is addressed.


In the case of Customer:              Marshall & Ilsley Corporation
                                      770 North Water Street
                                      Milwaukee WI 53202
                                      Attn:  Michael A. Hatfield

For Billing Purposes:                 Marshall & Ilsley Corporation
                                      770 North Water Street
                                      Milwaukee WI 53202
                                      Attn:  Patricia Justiliano

In the case of Metavante:             Metavante Corporation
                                      4900 West Brown Deer Road
                                      Brown Deer WI 53223
                                      Attn:    Owen J. Sullivan
                                      Senior Vice President, Sales & Marketing

                                      Norrie J. Daroga
                                      Senior Vice President and General Counsel

     20.7.  Headings.  Headings in this Agreement are for reference purposes
            --------
only and shall not affect the interpretation or meaning of this Agreement.

     20.8.  Counterparts.  This Agreement may be executed simultaneously in any
            ------------
number of counterparts, each of which shall be deemed an original but all of which together constitute one and the same agreement.

     20.9.  Waiver.  No delay or omission by either party to exercise any right
            ------
or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by any party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be in writing and signed by the party waiving its rights.

     20.10. Severability.  The provisions of this Agreement shall be deemed
            ------------
severable, and the unenforceability of any one or more provisions will not affect the enforceability of any other provisions. In addition, if any provision of this Agreement, for any reason, is held by court or arbitrator of competent jurisdiction to be unenforceable, the parties will substitute an enforceable provision that, to the maximum extent possible in accordance with applicable law, preserves the original intentions and economic positions of the parties. Articles 10, 11 and 15 and Sections 20.1, 20.2, and 20.16 shall survive the expiration or earlier termination of this Agreement for any reason.

     20.11. Attorneys' Fees and Costs.  If any legal action is commenced in
            -------------------------
connection with the enforcement of this Agreement or any instrument or agreement required under this Agreement, the prevailing party shall be entitled to costs, attorneys' fees actually incurred, and necessary disbursements incurred in connection with such action, as determined by the court.

     20.12. Publicity.  Neither party shall use the other party's names or
            ---------
trademarks (Customer agrees that Metavante's names and trademarks include those of Eligible Providers) or refer to such names or trademarks directly or indirectly in any media release, public announcement or public disclosure relating to this Agreement or its subject matter, or in any promotional or marketing materials, lists or business presentations, without consent from the other party for each such use or release in accordance with this Section, provided that Metavante may include Customer's name in Metavante's customer list and may identify Customer as its customer in its sales presentations and marketing materials without obtaining Customer's prior consent. Customer agrees that neither it, its directors, officers, employees or agents shall disclose this Agreement or any of the terms or provisions of this Agreement to any other party. Notwithstanding the foregoing, at Metavante's request Customer agrees to issue a joint press release prepared by Metavante to announce the relationship established by the parties hereunder. All other media releases, public announcements, and public disclosures by either party relating to this Agreement or the subject matter of this Agreement (each, a "Disclosure"), including promotional or marketing material, but not including (i) announcements intended solely for internal distribution, or (ii) disclosures to the extent required to meet legal or regulatory requirements beyond the reasonable control of the disclosing party, shall be subject to review and approval, which approval shall not be unreasonably withheld, by the other party prior to release. Such approval shall be deemed to be given if a party does not object to a proposed Disclosure within ten (10) business days of receiving same. Disputes regarding the reasonableness of objections to the joint press release or any Disclosures shall be subject to the Dispute Resolution Procedures of Section 13.1.

     20.13. No Third Party Beneficiaries.  Each party intends that this
            ----------------------------
Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than the Customer and Metavante, provided that applicable provisions of this Agreement shall inure to the benefit of Eligible Providers.

     20.14. Force Majeure.  Notwithstanding any provision contained in this
            -------------
Agreement, neither party shall be liable to the other to the extent fulfillment or performance if any terms or provisions of this Agreement is delayed or prevented by revolution or other civil disorders; wars; acts of enemies; strikes; lack of available resources from persons other than parties to this Agreement or their agents, subcontractors, or suppliers; labor disputes; electrical equipment or availability failure; fires; floods; acts of God; federal, state or municipal action; statute; ordinance or regulation; or, without limiting the foregoing, any other causes not within its control, and which by the exercise of reasonable diligence it is unable to prevent, whether of the class of causes hereinbefore enumerated or not. This clause shall not apply to the payment of any sums due under this Agreement by either party to the other.

     20.15. Construction.  Metavante and Customer each acknowledge that the
            ------------
limitations and exclusions contained in this Agreement have been the subject of active and complete negotiation between the parties and represent the parties' voluntary agreement based upon the level of risk to Customer and Metavante associated with their respective obligations under this Agreement and the payments to be made to Metavante and the charges to be incurred by Metavante pursuant to this Agreement. The parties agree that the terms and conditions of this Agreement shall not be construed in favor of or against any party by reason of the extent to which any party or its professional advisors participated in the preparation of this document.

     20.16. Waiver of Jury Trial.  Each of Customer and Metavante hereby
            --------------------
knowingly, voluntarily and intentionally waives any and all rights it may have to a trial by jury in respect of any litigation based on, or arising out of, under, or in connection with, this Agreement or any course of conduct, course of dealing, statements (whether verbal or written), or actions of Metavante or Customer, regardless of the nature of the claim or form of action, whether contract or tort, including negligence.

     20.17. Nonsolicitation.   During the term of this Agreement, neither party
            ---------------
shall actively solicit for hire any employees of the other party, provided, however, that nothing in this Section 20.17 shall be deemed or construed to prevent solicitation, recruitment or hiring of any employee of the other party who first initiates contact with the soliciting, recruiting or hiring party, so long as such party did not engage in any activity intended specifically to encourage the other party's employees to initiate such contact. General advertisements shall not be deemed violative of this restriction.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in their names as of the date first above written.


                               METAVANTE CORPORATION ("Metavante")

                               By:    _______________________________________
                               Name:  Joseph L. Delgadillo
                               Title: President and Chief Executive Officer


                               MARSHALL & ILSLEY CORPORATION ("Customer")


                               By:    _______________________________________
                               Name:  James B. Wigdale
                               Title: Chairman and CEO

                        Index to Schedules and Exhibits



Schedules
---------


1.1       Definitions
1.2       Customer Affiliates
5.1A      Core Services
5.1B      Loan Origination Services
5.1C      Connectware
5.1D      ACH Services
5.1E      Data Warehouse Services
5.1F      Credit Services
5.2A      DirectPC Services
5.2B      Consumer Internet Banking Services
5.2D      Business E-Banking Services
5.2E      Cash Express Services
5.2F      Payment Processing Services
5.3A      Card Services
5.3B      EFD Services
5.3C      Merchant E-Commerce Services
5.5       Trust Services
6.1       Fee Schedule
7.2       Performance Standards
9.1       Termination Fee


Exhibits
--------


A    Attorney-in-Fact Appointment
B    Affidavit



The above schedules and exhibits have been omitted. These schedules and exhibits will be furnished supplementally to the Securities and Exchange Commission upon request.